Exhibit 99.1

THE TJX COMPANIES, INC.
                                                                  NEWS RELEASE

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PUBLIC INFORMATION:  508-390-2309


CONTACTS:
Steven Wishner                             Sherry Lang
Vice President                             Assistant Vice President
Treasurer                                  Investor Relations Director

                                           FOR IMMEDIATE RELEASE
                                           (Monday, October 21, 1996)


THE TJX COMPANIES, INC. ANNOUNCES AGREEMENT TO SELL
CHADWICK'S OF BOSTON


         Framingham, MA -- The TJX Companies, Inc. (NYSE: TJX), the world's largest off-price apparel retailer, today announced that it has entered into a definitive agreement with Brylane, L.P., the nation's leading catalog retailer of women's and men's special size apparel, to sell its Chadwick's of Boston apparel catalog division. Total proceeds from the sale are estimated at $300 million and include cash, a $20 million Convertible Subordinated Note and Chadwick's consumer credit card receivables. The Company expects to report an estimated after-tax gain on the sale of the Chadwick's division of $125 million, or $1.39 per share. The actual amount of proceeds is dependent upon the timing of the closing of the transaction, which is anticipated to be consummated during TJX's fourth quarter. The sale is subject to certain conditions, including receipts of regulatory approvals. Brylane has obtained firm acquisition financing commitments to fund the purchase.

         Bernard Cammarata, President and Chief Executive Officer of The TJX Companies, Inc. commented, "TJX will benefit from this divestiture in a number of ways. The sizable cash proceeds from the sale will be used to repay debt, significantly bolstering our already strong financial position. This will lead to substantial interest expense savings which will add meaningfully to the growth rate in earnings per share of our Company's continuing operations. Also, TJX's shareholders' equity will be dramatically increased by the large after-tax gain on the sale, which reflects full utilization of TJX's $139 million capital loss carry-forward.


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              770 COCHITUATE ROAD, FRAMINGHAM, MASSACHUSETTS 01701

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THE TJX COMPANIES, INC. ANNOUNCES AGREEMENT TO SELL
CHADWICK'S OF BOSTON
Monday, October 21, 1996
Page 2



         "Very importantly, the divestiture of Chadwick's allows TJX management to fully focus on its highly successful, core off-price store businesses. We are confident that this focus will translate into near and long-term increased value for our shareholders.

         "We are very grateful to the entire Chadwick's organization for their years of dedicated service. We wish everyone at Chadwick's great success in the future."

         The TJX Companies, Inc. is the largest off-price apparel retailer, with 586 T.J. Maxx stores, 461 Marshalls stores, 62 Winners Apparel Ltd. off-price family apparel stores in Canada and 23 HomeGoods off-price home fashions stores. TJX is also developing T.K. Maxx, an off-price apparel concept operating 15 stores in the United Kingdom.

                                      -END-

              770 COCHITUATE ROAD, FRAMINGHAM, MASSACHUSETTS 01701

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